Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Friday, July 24, 2015

AMERICAN AIRLINES GROUP REPORTS

HIGHEST QUARTERLY PROFIT IN COMPANY HISTORY

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its second quarter 2015 results.

•	Reported record quarterly net profit of $1.9 billion excluding net special charges, a 27 percent increase versus the second quarter 2014

•	Reported record quarterly GAAP net profit of $1.7 billion, a 97 percent increase versus last year’s second quarter

•	Repurchased over $750 million of common stock and authorized an additional $2 billion share repurchase program

•	Declared a dividend of $0.10 per share to be paid on August 24, 2015, to shareholders of record as of August 10, 2015

American Airlines Group’s second quarter 2015 net profit, excluding net special charges, was a record $1.9 billion, or $2.62 per diluted share versus a second quarter 2014 net profit excluding net special charges of $1.5 billion, or $1.98 per diluted share. The Company’s second quarter 2015 pretax margin excluding net special charges was a record 17.2 percent, up 4.4 percentage points from the same period last year.

On a GAAP basis, the Company reported a record net profit of $1.7 billion, or $2.41 per diluted share. This compares to a GAAP net profit of $864 million in the second quarter 2014, or $1.17 per diluted share.

See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of GAAP to non-GAAP financial information.

“Reporting the highest quarterly profit in our history is another indication that our team is on the path to restoring American as the greatest airline in the world,” said Chairman and CEO Doug Parker. “These results are especially remarkable considering the significant and successful work underway to integrate two airlines. The more than 100,000 dedicated team members of American Airlines are doing a phenomenal job and we are grateful for their commitment to our customers.”

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

Revenue and Cost Comparisons

Total revenue in the second quarter was $10.8 billion, a decrease of 4.6 percent versus the second quarter 2014 on a 1.9 percent increase in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 13.57 cents, down 6.9 percent versus the second quarter 2014. Consolidated passenger yield was 16.28 cents, down 6.1 percent year-over-year.

Total operating expenses in the second quarter were $8.9 billion, a decrease of 10.5 percent compared to the second quarter 2014, due primarily to a 36.9 percent decrease in consolidated fuel expense. Second quarter mainline cost per available seat mile (CASM) was 11.87 cents, down 12.8 percent on a 1.5 percent increase in mainline ASMs versus the second quarter 2014. Excluding net special charges and fuel, mainline CASM was 8.77 cents, up 2.5 percent compared to the second quarter 2014. Regional CASM excluding special charges and fuel was 16.02 cents, up 1.4 percent on a 5.5 percent increase in regional ASMs versus the second quarter 2014.

Cash and Investments

As of June 30, 2015, the Company had approximately $9.7 billion in total cash and short-term investments, of which $747 million was restricted. The Company also had an undrawn revolving credit facility of $1.8 billion.

American continues to invest in its product. As part of an extensive fleet renewal plan that has made American’s fleet the youngest of any U.S. network airline, the Company expects to spend $5.4 billion on new aircraft this year. During the second quarter, the Company took delivery of 24 new mainline aircraft and nine new regional aircraft and retired 34 older mainline and eight older regional aircraft. In addition to this fleet renewal program, American is in the midst of investing $2 billion to further enhance its product, including improvements to aircraft interiors, international Wi-Fi connectivity and upgrades to its Admirals Club lounges.

In the second quarter, the Company returned $823 million to its shareholders through the payment of $70 million in quarterly dividends and the repurchase of $753 million of common stock, or 17.3 million shares, at an average price of $43.53 per share. When combined with the dividends and shares repurchased during the first quarter, the Company has returned approximately $1.1 billion to its shareholders in the first half of 2015, including $943 million of shares repurchased under the existing $2 billion share repurchase program approved in January 2015.

Due to the Company’s strong financial performance, its projected cash flow and the repurchase activity to date, the American Airlines Group Board of Directors has authorized an additional $2 billion share repurchase program to be completed by December 31, 2016. This brings the total amount of share repurchase programs authorized in 2015 to $4 billion. The Company also declared a dividend of $0.10 per share to be paid on August 24, 2015, to shareholders of record as of August 10, 2015.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

Share repurchases under the share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

Approximately $629 million of the Company’s unrestricted cash and short-term investment balance was held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars per U.S. dollar and approximately $8 million valued at 12.8 bolivars per U.S. dollar, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system.

During 2014, the Company significantly reduced capacity in the Venezuelan market and is no longer accepting bolivars as payment for airline tickets. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses or other accounting adjustments, which could be material, particularly in light of the additional uncertainty posed by the recent changes to the foreign exchange regulations and the continued deterioration of economic conditions in Venezuela. More generally, fluctuations in foreign currencies, including devaluations, cannot be predicted by the Company and can significantly affect the value of its assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect the Company’s business, results of operations and financial condition.

Notable Accomplishments

Integration Accomplishments

•	Received a single operating certificate from the Federal Aviation Administration (FAA) on April 8, meaning that American Airlines, Inc. and US Airways, Inc. are now regulated by the FAA as one airline

•	Co-located operations at nine additional airports across the network, bringing the total number of co-locations to 123

•	Merged American Airlines Vacations and US Airways Vacations

•	In July, the Company began its switch to a single reservation system. Starting Oct. 17, American will operate as one airline for its customers with a single reservation system,

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

single website and single mobile app. To accomplish this, earlier this month American changed all US Airways coded flights scheduled for Oct. 17 and beyond to the American code. All US Airways reservations currently booked for travel beginning Oct. 17 have been moved to the American reservation system

Marketing Accomplishments

•	Launched new service from Dallas/Fort Worth International Airport to Beijing, China; New York’s JFK International Airport to Birmingham, England and Edinburgh, Scotland and Miami International Airport to Frankfurt, Germany

•	Launched new Latin American service from Los Angeles International Airport to Guadalajara, Mexico and Belize City, Belize; Dallas/Fort Worth International Airport to Grand Cayman and Managua, Nicaragua and Miami International Airport to Monterrey, Mexico and Barranquilla, Colombia

•	Received DOT authority to serve Los Angeles International Airport to Tokyo Haneda Airport, with service planned to begin in the fourth quarter 2015

•	Announced new nonstop service between Los Angeles International Airport and Sydney, Australia, to begin Dec. 17, 2015, pending regulatory approvals, while strengthening our relationship with oneworld partner Qantas

•	Opened a new 25,000-square foot dedicated pharmaceutical cargo cold storage facility in Philadelphia

•	Recognized by Air Cargo News as the Cargo Airline of the Year Award for 2015. This is the first time an airline in the Americas has won the award in its 32-year history. The Company was also named the Best Cargo Airline of the Americas for the eighth consecutive year

•	For the fourth consecutive year, the American Airlines AAdvantage® program was named Program of the Year at the 2015 Freddie Awards, one of the most prestigious honors for loyalty programs in the travel industry. American also took home honors for Best Elite Program

Finance Accomplishments

•	The Company refinanced its $750 million and $1.9 billion secured term loan facilities at lower interest rates and improved collateral terms. In addition, the Company also extended the maturity of its $1.9 billion term loan facility by one year to June 2020. Subsequently, both credit facilities received a 25 basis point reduction in interest cost due to the Company’s improved credit ratings from Standard & Poor’s and Moody’s

Community Relations Accomplishments

•	Recognized four employees with the 2015 Earl G. Graves Award for Leadership in Diversity and Inclusion for their work in making a lasting impression in the workplace, in the community and as role models in diversity

•	Provided a charter flight carrying 44 World War II veterans from Los Angeles International Airport to New Orleans for a visit to The National WWII Museum

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

•	Launched a disaster relief campaign with the American Red Cross and UNICEF for Nepal and raised approximately $100,000 from our customers and employees

Special Items

In the second quarter, the Company recognized $150 million in net special charges, including:

•	$231 million in merger related integration expenses, including $221 million in mainline special charges and $10 million in regional special charges

•	$77 million in net special credits, including a $68 million credit for bankruptcy related items, principally consisting of fair value adjustments for bankruptcy settlement obligations

•	$11 million non-operating net special credits comprised of a $22 million gain associated with the sale of an investment, offset in part by $11 million in charges principally related to non-cash write offs of unamortized debt discount and debt issuance costs associated with refinancing the Company’s secured term loan facilities

•	$7 million in tax special charges related to certain indefinite-lived intangible assets

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through August 24.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with regional partners, operating as American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. This year American topped Fortune Magazine’s list of best business turnarounds and its stock was added to the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,”

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

“could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended June 30,		Percent	6 Months Ended June 30,		Percent
	2015	2014	Change	2015	2014	Change
Operating revenues:
Mainline passenger	$7,655	$8,213	(6.8)	$14,644	$15,471	(5.3)
Regional passenger	1,759	1,707	3.1	3,211	3,114	3.1
Cargo	194	221	(12.3)	388	428	(9.2)
Other	1,219	1,214	0.4	2,411	2,338	3.1

Total operating revenues	10,827	11,355	(4.6)	20,654	21,351	(3.3)

Operating expenses:
Aircraft fuel and related taxes	1,774	2,830	(37.3)	3,318	5,541	(40.1)
Salaries, wages and benefits	2,364	2,163	9.3	4,737	4,282	10.6
Regional expenses:
Fuel	349	535	(34.8)	660	1,035	(36.2)
Other	1,208	1,122	7.7	2,359	2,216	6.4
Maintenance, materials and repairs	502	514	(2.3)	995	999	(0.3)
Other rent and landing fees	451	441	2.0	859	866	(0.9)
Aircraft rent	316	312	1.4	633	631	0.3
Selling expenses	350	402	(13.0)	686	804	(14.6)
Depreciation and amortization	340	319	6.6	676	626	8.1
Special items, net	144	251	(42.4)	447	114	nm
Other	1,108	1,067	3.9	2,147	2,108	1.9

Total operating expenses	8,906	9,956	(10.5)	17,517	19,222	(8.9)

Operating income	1,921	1,399	37.3	3,137	2,129	47.3

Nonoperating income (expense):
Interest income	10	8	20.3	19	15	29.2
Interest expense, net	(223)	(214)	4.2	(432)	(457)	(5.3)
Other, net	11	11	—	(62)	9	nm

Total nonoperating expense, net	(202)	(195)	3.2	(475)	(433)	9.8

Income before income taxes	1,719	1,204	42.9	2,662	1,696	56.9

Income tax provision	15	340	(95.6)	26	353	(92.8)

Net income	$1,704	$864	97.4	$2,636	$1,343	96.3

Earnings per common share:
Basic	$2.47	$1.20		$3.81	$1.86

Diluted	$2.41	$1.17		$3.70	$1.82

Weighted average shares outstanding (in thousands):
Basic	688,727	720,600		692,571	722,286

Diluted	707,611	734,767		712,270	738,051

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended June 30,				6 Months Ended June 30,
	2015	2014	Change		2015	2014	Change
Mainline
Revenue passenger miles (millions)	51,632	51,407	0.4%		96,481	97,234	(0.8)%
Available seat miles (ASM) (millions)	61,920	60,999	1.5%		117,773	117,830	—%
Passenger load factor (percent)	83.4	84.3	(0.9	)pts	81.9	82.5	(0.6	)pts
Yield (cents)	14.83	15.98	(7.2)%		15.18	15.91	(4.6)%
Passenger revenue per ASM (cents)	12.36	13.46	(8.2)%		12.43	13.13	(5.3)%

Passenger enplanements (thousands)	37,823	37,910	(0.2)%		71,774	72,754	(1.3)%
Departures (thousands)	285	292	(2.2)%		555	571	(2.9)%
Aircraft at end of period	963	984	(2.1)%		963	984	(2.1)%

Block hours (thousands)	903	901	0.2%		1,736	1,754	(1.1)%
Average stage length (miles)	1,236	1,215	1.8%		1,216	1,202	1.2%
Fuel consumption (gallons in millions)	936	937	(0.1)%		1,781	1,811	(1.6)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.90	3.02	(37.2)%		1.86	3.06	(39.1)%
Full-time equivalent employees at end of period	100,700	94,100	7.0%		100,700	94,100	7.0%

Operating cost per ASM (cents)	11.87	13.61	(12.8)%		12.31	13.55	(9.2)%
Operating cost per ASM excluding special items (cents)	11.64	13.19	(11.8)%		11.93	13.46	(11.3)%
Operating cost per ASM excluding special items and fuel (cents)	8.77	8.55	2.5%		9.11	8.75	4.1%

Regional (A)
Revenue passenger miles (millions)	6,189	5,787	6.9%		11,530	10,846	6.3%
Available seat miles (millions)	7,481	7,091	5.5%		14,417	13,652	5.6%
Passenger load factor (percent)	82.7	81.6	1.1	pts	80.0	79.4	0.6	pts
Yield (cents)	28.42	29.49	(3.6)%		27.85	28.71	(3.0)%
Passenger revenue per ASM (cents)	23.51	24.07	(2.3)%		22.27	22.81	(2.4)%

Passenger enplanements (thousands)	14,377	13,553	6.1%		26,619	25,262	5.4%
Aircraft at end of period	578	557	3.8%		578	557	3.8%
Fuel consumption (gallons in millions)	182	174	4.5%		350	336	4.2%
Average aircraft fuel price including related taxes (dollars per gallon)	1.91	3.07	(37.6)%		1.89	3.08	(38.8)%
Full-time equivalent employees at end of period (B)	19,700	18,300	7.7%		19,700	18,300	7.7%

Operating cost per ASM (cents)	20.82	23.37	(10.9)%		20.94	23.82	(12.1)%
Operating cost per ASM excluding special items (cents)	20.69	23.35	(11.4)%		20.82	23.78	(12.4)%
Operating cost per ASM excluding special items and fuel (cents)	16.02	15.80	1.4%		16.24	16.19	0.3%

Total Mainline & Regional
Revenue passenger miles (millions)	57,821	57,194	1.1%		108,011	108,080	(0.1)%
Available seat miles (millions)	69,401	68,090	1.9%		132,190	131,482	0.5%
Cargo ton miles (millions)	594	595	(0.1)%		1,148	1,155	(0.7)%
Passenger load factor (percent)	83.3	84.0	(0.7	)pts	81.7	82.2	(0.5	)pts
Yield (cents)	16.28	17.34	(6.1)%		16.53	17.20	(3.9)%
Passenger revenue per ASM (cents)	13.57	14.57	(6.9)%		13.51	14.13	(4.4)%
Total revenue per ASM (cents)	15.60	16.68	(6.4)%		15.62	16.24	(3.8)%
Cargo yield per ton mile (cents)	32.62	37.16	(12.2)%		33.83	37.02	(8.6)%

Passenger enplanements (thousands)	52,200	51,463	1.4%		98,393	98,016	0.4%
Aircraft at end of period	1,541	1,541	—%		1,541	1,541	—%
Fuel consumption (gallons in millions)	1,118	1,111	0.6%		2,131	2,147	(0.7)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.90	3.03	(37.3)%		1.87	3.06	(39.1)%
Full-time equivalent employees at end of period (B)	120,400	112,400	7.1%		120,400	112,400	7.1%

Operating cost per ASM (cents)	12.83	14.62	(12.2)%		13.25	14.62	(9.4)%
Operating cost per ASM excluding special items (cents)	12.61	14.25	(11.5)%		12.90	14.53	(11.2)%
Operating cost per ASM excluding special items and fuel (cents)	9.55	9.31	2.6%		9.89	9.53	3.8%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

American Airlines Group Inc.

Consolidated Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended June 30,				6 Months Ended June 30,
	2015	2014	Change		2015	2014	Change
Domestic
Revenue passenger miles (millions)	33,170	32,717	1.4%		62,755	62,893	(0.2)%
Available seat miles (ASM) (millions)	38,321	37,467	2.3%		73,993	73,457	0.7%
Passenger load factor (percent)	86.6	87.3	(0.7	)pts	84.8	85.6	(0.8	)pts
Yield (cents)	15.32	16.19	(5.3)%		15.57	15.99	(2.6)%
Passenger revenue per ASM (cents)	13.26	14.13	(6.2)%		13.21	13.69	(3.5)%

Latin America
Revenue passenger miles (millions)	7,570	8,095	(6.5)%		15,753	16,778	(6.1)%
Available seat miles (ASM) (millions)	9,895	10,663	(7.2)%		20,488	22,020	(7.0)%
Passenger load factor (percent)	76.5	75.9	0.6	pts	76.9	76.2	0.7	pts
Yield (cents)	14.42	16.79	(14.1)%		15.48	17.32	(10.6)%
Passenger revenue per ASM (cents)	11.04	12.75	(13.4)%		11.90	13.20	(9.8)%

Atlantic
Revenue passenger miles (millions)	8,221	8,604	(4.5)%		12,993	13,868	(6.3)%
Available seat miles (ASM) (millions)	10,553	10,506	0.5%		17,321	17,912	(3.3)%
Passenger load factor (percent)	77.9	81.9	(4.0	)pts	75.0	77.4	(2.4	)pts
Yield (cents)	14.43	15.13	(4.6)%		14.45	14.71	(1.8)%
Passenger revenue per ASM (cents)	11.24	12.39	(9.3)%		10.84	11.39	(4.8)%

Pacific
Revenue passenger miles (millions)	2,671	1,991	34.1%		4,980	3,696	34.7%
Available seat miles (ASM) (millions)	3,151	2,363	33.4%		5,971	4,442	34.4%
Passenger load factor (percent)	84.8	84.3	0.5	pts	83.4	83.2	0.2	pts
Yield (cents)	11.04	12.83	(14.0)%		11.14	12.60	(11.6)%
Passenger revenue per ASM (cents)	9.35	10.81	(13.5)%		9.29	10.48	(11.4)%

Total International
Revenue passenger miles (millions)	18,462	18,690	(1.2)%		33,726	34,342	(1.8)%
Available seat miles (ASM) (millions)	23,599	23,532	0.3%		43,780	44,374	(1.3)%
Passenger load factor (percent)	78.2	79.4	(1.2	)pts	77.0	77.4	(0.4	)pts
Yield (cents)	13.94	15.61	(10.7)%		14.44	15.76	(8.4)%
Passenger revenue per ASM (cents)	10.90	12.40	(12.0)%		11.12	12.20	(8.8)%

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

American Airlines Group Inc.

	3 Months Ended June 30,		Percent Change	6 Months Ended June 30,		Percent Change
	2015	2014		2015	2014
Reconciliation of Income Before Income Taxes Excluding Special Items	(In millions, except per share amounts)			(In millions, except per share amounts)
Income before income taxes as reported	$1,719	$1,204		$2,662	$1,696
Special items:
Special items, net (1)	144	251		447	114
Regional operating special items, net (2)	10	2		18	6
Nonoperating special items, net (3)	(11)	2		(19)	50

Income before income taxes as adjusted for special items	$1,862	$1,459	28%	$3,108	$1,866	67%

	3 Months Ended June 30,			6 Months Ended June 30,
Calculation of Pre-Tax Margin Excluding Special Items	2015	2014		2015	2014
Income before income taxes as adjusted for special items	$1,862	$1,459		$3,108	$1,866
Total operating revenues	$10,827	$11,355		$20,654	$21,351
Pre-tax margin excluding special items	17.2%	12.8%		15.0%	8.7%

	3 Months Ended June 30,		Percent Change	6 Months Ended June 30,		Percent Change
Reconciliation of Net Income Excluding Special Items	2015	2014		2015	2014
Net income as reported	$1,704	$864		$2,636	$1,343
Special items:
Special items, net (1)	144	251		447	114
Regional operating special items, net (2)	10	2		18	6
Nonoperating special items, net (3)	(11)	2		(19)	50
Non-cash income tax provision (4)	7	337		16	345

Net income as adjusted for special items	$1,854	$1,456	27%	$3,098	$1,858	67%

	3 Months Ended June 30,			6 Months Ended June 30,
Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items	2015	2014		2015	2014
Net income as adjusted for special items	$1,854	$1,456		$3,098	$1,858

Shares used for computation (in thousands):
Basic	688,727	720,600		692,571	722,286

Diluted	707,611	734,767		712,270	738,051

Earnings per share as adjusted for special items:
Basic	$2.69	$2.02		$4.47	$2.57

Diluted	$2.62	$1.98		$4.35	$2.52

	3 Months Ended June 30,		Percent Change	6 Months Ended June 30,		Percent Change
Reconciliation of Operating Income Excluding Special Items	2015	2014		2015	2014
Operating income as reported	$1,921	$1,399		$3,137	$2,129

Special items:
Special items, net (1)	144	251		447	114
Regional operating special items, net (2)	10	2		18	6

Operating income as adjusted for special items	$2,075	$1,652	26%	$3,602	$2,249	60%

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Mainline only	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Total operating expenses	$8,906	$9,956	$17,517	$19,222
Less regional expenses:
Fuel	(349)	(535)	(660)	(1,035)
Other	(1,208)	(1,122)	(2,359)	(2,216)

Total mainline operating expenses	7,349	8,299	14,498	15,971

Special items, net (1)	(144)	(251)	(447)	(114)

Mainline operating expenses, excluding special items	7,205	8,048	14,051	15,857

Aircraft fuel and related taxes	(1,774)	(2,830)	(3,318)	(5,541)

Mainline operating expenses, excluding special items and fuel	$5,431	$5,218	$10,733	$10,316

	(in cents)		(in cents)
Mainline operating expenses per ASM	11.87	13.61	12.31	13.55

Special items, net per ASM (1)	(0.23)	(0.41)	(0.38)	(0.10)

Mainline operating expenses per ASM, excluding special items	11.64	13.19	11.93	13.46

Aircraft fuel and related taxes per ASM	(2.86)	(4.64)	(2.82)	(4.70)

Mainline operating expenses per ASM, excluding special items
and fuel	8.77	8.55	9.11	8.75

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Regional only	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Total regional operating expenses	$1,557	$1,657	$3,019	$3,251

Regional operating special items, net (2)	(10)	(2)	(18)	(6)

Regional operating expenses, excluding special items	1,547	1,655	3,001	3,245

Aircraft fuel and related taxes	(349)	(535)	(660)	(1,035)

Regional operating expenses, excluding special items and fuel	$1,198	$1,120	$2,341	$2,210

	(in cents)		(in cents)
Regional operating expenses per ASM	20.82	23.37	20.94	23.82

Regional operating special items, net per ASM (2)	(0.13)	(0.02)	(0.12)	(0.04)

Regional operating expenses per ASM, excluding special items	20.69	23.35	20.82	23.78

Aircraft fuel and related taxes per ASM	(4.66)	(7.55)	(4.58)	(7.58)

Regional operating expenses per ASM, excluding special items and fuel	16.02	15.80	16.24	16.19

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Total Mainline and Regional	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Total operating expenses	$8,906	$9,956	$17,517	$19,222

Special items:
Special items, net (1)	(144)	(251)	(447)	(114)
Regional operating special items, net (2)	(10)	(2)	(18)	(6)

Total operating expenses, excluding special items	8,752	9,703	17,052	19,102

Fuel:
Aircraft fuel and related taxes - mainline	(1,774)	(2,830)	(3,318)	(5,541)
Aircraft fuel and related taxes - regional	(349)	(535)	(660)	(1,035)

Total operating expenses, excluding special items and fuel	$6,629	$6,338	$13,074	$12,526

	(in cents)		(in cents)
Total operating expenses per ASM	12.83	14.62	13.25	14.62

Special items per ASM:
Special items, net (1)	(0.21)	(0.37)	(0.34)	(0.09)
Regional operating special items, net (2)	(0.01)	—	(0.01)	—

Total operating expenses per ASM, excluding special items	12.61	14.25	12.90	14.53

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.56)	(4.16)	(2.51)	(4.21)
Aircraft fuel and related taxes - regional	(0.50)	(0.79)	(0.50)	(0.79)

Total operating expenses per ASM, excluding special items and fuel	9.55	9.31	9.89	9.53

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2015 second quarter mainline operating special items totaled a net charge of $144 million, which principally included $221 million of merger integration expenses related to information technology, professional fees, severance, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training. These charges were offset in part by a net $68 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations. The 2015 six month period mainline operating special items totaled a net charge of $447 million, which principally included $437 million of merger integration expenses as described above and a net $99 million charge related to the Company’s new pilot joint collective bargaining agreement. These charges were offset in part by a net $73 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations.

The 2014 second quarter mainline operating special items totaled a net charge of $251 million, which principally included $163 million of merger integration expenses related to information technology, professional fees, severance, share-based compensation, re-branding of aircraft and airport facilities, relocation and training as well as a net $38 million charge for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations and $37 million in charges related to the buyout of leases associated with certain aircraft. The 2014 six month period mainline operating special items totaled a net charge of $114 million, which principally included $365 million of merger integration expenses, $40 million in charges primarily related to the buyout of leases associated with certain aircraft and a net $5 million charge for bankruptcy related items, all as described above. These charges were offset in part by a $309 million gain on the sale of Slots at Ronald Reagan Washington National Airport.

(2)	The 2015 and 2014 second quarter and six month period regional operating special items principally related to merger integration expenses.

(3)

The 2015 second quarter nonoperating special items totaled a net credit of $11 million and primarily included a $22 million gain associated with the sale of an investment, offset in part by $11 million in charges principally related to non-cash write offs of unamortized debt discount and debt issuance costs associated with refinancing the Company’s secured term loan facilities. The 2015 six month period nonoperating special items totaled a net credit of $19 million and principally included the $22 million gain associated with the sale of an investment as described above and a $17 million early debt extinguishment gain associated with the repayment of American’s AAdvantage loan with Citibank. These special credits were offset in part by $20 million in charges principally related to non-cash write offs of unamortized debt discount and debt issuance costs associated with the debt refinancing as described above and the prepayment of certain aircraft financings.

The 2014 second quarter and six month period nonoperating special items were primarily due to non-cash interest accretion of $2 million and $33 million, respectively, on bankruptcy settlement obligations.

(4)	The 2015 second quarter and six month period tax special items were the result of a non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

During the 2014 second quarter, the Company sold its portfolio of fuel hedging contracts that were scheduled to settle on or after June 30, 2014. In connection with this sale, the Company recorded a special non-cash tax provision of $330 million in the second quarter of 2014 that reversed the non-cash tax provision which was recorded in other comprehensive income (OCI), a subset of stockholders’ equity, principally in 2009. This provision represents the tax effect associated with gains recorded in OCI principally in 2009 due to a net increase in the fair value of the Company’s fuel hedging contracts. In accordance with Generally Accepted Accounting Principles, the Company retained the $330 million tax provision in OCI until the last contract was settled or terminated. In addition, the Company recorded a special $7 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets in the 2014 second quarter. The 2014 six month period included the $330 million non-cash tax provision related to the settlement of fuel hedges discussed above as well as a special $15 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

American Airlines Group Reports Highest Quarterly Profit in Company History

July 24, 2015

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets

Current assets
Cash	$952	$994
Short-term investments	7,967	6,309
Restricted cash and short-term investments	747	774
Accounts receivable, net	1,892	1,771
Aircraft fuel, spare parts and supplies, net	1,069	1,004
Prepaid expenses and other	1,482	1,260

Total current assets	14,109	12,112

Operating property and equipment
Flight equipment	30,829	28,213
Ground property and equipment	6,132	5,900
Equipment purchase deposits	1,124	1,230

Total property and equipment, at cost	38,085	35,343
Less accumulated depreciation and amortization	(12,797)	(12,259)

Total property and equipment, net	25,288	23,084

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,274	2,240
Other assets	2,106	2,244

Total other assets	8,471	8,575

Total assets	$47,868	$43,771

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,642	$1,708
Accounts payable	1,683	1,377
Accrued salaries and wages	1,040	1,194
Air traffic liability	5,664	4,252
Frequent flyer liability	2,745	2,807
Other accrued liabilities	2,271	2,097

Total current liabilities	15,045	13,435

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	17,152	16,196
Pension and postretirement benefits	7,477	7,562
Deferred gains and credits, net	746	829
Bankruptcy settlement obligations	208	325
Other liabilities	3,604	3,403

Total noncurrent liabilities	29,187	28,315

Stockholders’ equity
Common stock	7	7
Additional paid-in capital	14,319	15,135
Accumulated other comprehensive loss	(4,620)	(4,559)
Accumulated deficit	(6,070)	(8,562)

Total stockholders’ equity	3,636	2,021

Total liabilities and stockholders’ equity	$47,868	$43,771